Exhibit 99.1

April 16, 2009	Analyst Contact:	Christy Williamson
918-588-7163
	Media Contact:	Brad Borror
918-588-7582

ONEOK Declares Quarterly Dividend

    TULSA, Okla. – April 16, 2009 – The board of directors of ONEOK, Inc. (NYSE: OKE) has declared a quarterly dividend of 40 cents per share of common stock, effective for the first quarter 2009, payable May 15, 2009, to shareholders of record at the close of business April 30, 2009.

    The dividend remains unchanged from the previous quarter.

    Over the past three years, the company has increased the dividend six times, representing a 43 percent increase during that period.

ONEOK, Inc. (NYSE: OKE) is a diversified energy company. We are the general partner and own 47.7 percent of ONEOK Partners, L.P. (NYSE: OKS), one of the largest publicly traded master limited partnerships, which is a leader in the gathering, processing, storage and transportation of natural gas in the U.S. and owns one of the nation’s premier natural gas liquids (NGL) systems, connecting NGL supply in the Mid-Continent and Rocky Mountain regions with key market centers. ONEOK is among the largest natural gas distributors in the United States, serving more than 2 million customers in Oklahoma, Kansas and Texas. Our energy services operation focuses primarily on marketing natural gas and related services throughout the U.S. ONEOK is a Fortune 500 company.

For information about ONEOK, Inc., visit the Web site: www.oneok.com.

Some of the statements contained and incorporated in this news release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements relate to financial adjustments in connection with the accelerated share repurchase program and other matters. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements in certain circumstances. OKE-FD

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